NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2011 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 7, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2011 second quarter operating profit of $4,000 on total revenue of $14,108,000, as compared to a 2010 second quarter operating loss of ($188,000) on total revenue of $15,491,000.  For the 2011 six month period, Griffin reported an operating loss of ($2,337,000) on total revenue of $19,104,000, as compared to an operating loss of ($2,192,000) on total revenue of $20,297,000 for the 2010 six month period.

Griffin reported a 2011 second quarter net loss of ($629,000) and a basic and diluted net loss per share of ($0.12) as compared to a 2010 second quarter net loss of ($785,000) and a basic and diluted net loss per share of ($0.15).  For the 2011 six month period, Griffin reported a net loss of ($2,758,000) and a basic and diluted net loss per share of ($0.54) as compared to a net loss of ($2,629,000) and a basic and diluted net loss per share of ($0.52) for the 2010 six month period.

Operating profit at Griffin Land, Griffin’s real estate business, increased in the 2011 second quarter and 2011 six month period versus the comparable 2010 periods due principally to an increase in rental revenue mostly from leases that came on line in the second half of last year.  Through the first six months of fiscal 2011, Griffin Land has signed one new lease for approximately 11,000 square feet, and has renewed several leases covering an aggregate of approximately 178,000 square feet, mostly industrial space, of which 169,000 square feet was scheduled to expire before the end of fiscal 2011.  Griffin Land did not have any property sales in either the 2011 or 2010 six month periods.   Market activity has been slow over the past two years but recently appears to have increased, as evidenced by an increase in requests for proposals from prospective tenants.  There is no guarantee that the recent increase in market activity will lead to new leases of currently vacant space.

Total net sales and other revenue at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, was lower in the 2011 second quarter and 2011 six month period than the comparable 2010 periods, due principally to a change in the mix of plants available for sale this year.  A reduction in production of larger size plants and an increase in smaller size plants were made to bring Imperial’s inventory level and plant varieties more in line with expected demand.  Imperial’s 2011 second quarter operating results were slightly higher than its 2010 second quarter operating results principally due to a credit included in cost of goods sold in the 2011 second quarter to reduce the estimated charge recorded in the 2011 first quarter for plants lost this winter from the collapse, due to snow load, of some of the hoop houses in which the plants were stored.  The actual number of plants lost was lower than the plant losses estimated in the first quarter. Imperial’s gross profit was essentially unchanged in the 2011 second quarter as compared to the 2010 second quarter as the effect of the reduction of the charge for plant losses and improved pricing offset the effect of lower sales volume and higher costs of plants sold in the 2011 second quarter as compared to the 2010 second quarter.

Imperial’s operating loss in the 2011 six month period was higher than the operating loss incurred in the 2010 six month period principally due to charges for unsaleable plants in the 2011 six month period.  The charges for unsaleable plants in the 2011 six month period reflect the plants lost from the collapse of some of Imperial’s hoop houses and some starter plants lost due to a disease issue.  Excluding the charges for unsaleable inventory and a gain on the initial insurance recovery for the damaged hoop houses in the 2011 six month period, the effect of lower sales volume and higher costs of plants sold in the 2011 six month period more than offset improved pricing and lower operating expenses.

Griffin’s general corporate expense in the 2011 second quarter and 2011 six month period increased over the comparable 2010 periods due principally to increased expenses related to Griffin’s non-qualified deferred compensation plan.

Griffin’s interest expense in the 2011 second quarter and 2011 six month period was lower than the comparable 2010 periods due to lower outstanding debt in the 2011 periods than the comparable 2010 periods.  Griffin did not have any outstanding borrowings under its revolving line of credit in the first half of fiscal 2011 as compared to $2.5 million outstanding under its revolving line of credit in the first half of fiscal 2010.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the renewal of leases scheduled to expire this year, the signing of new leases for currently vacant space, expected additional insurance recoveries by Imperial and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s securities and exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	May 28, 2011		May 29, 2010		May 28, 2011		May 29, 2010
Revenue
Rental revenue and property sales	$4,846		$4,623		$9,659		$9,150
Landscape nursery net sales and other revenue	9,262		10,868		9,445		11,147
Total revenue	14,108		15,491		19,104		20,297

Operating profit (loss):
Real estate business	1,108	(1)	876	(1)	1,384	(1)	836	(1)(2)
Landscape nursery business	82	(3)	33		(1,120)	(4)	(750)
General corporate expense	(1,186)		(1,097)		(2,601)		(2,278)
Total operating profit (loss)	4		(188)		(2,337)		(2,192)

Interest expense	(1,056)		(1,141)		(2,132)		(2,182)

Investment income	80		70		91		174
Loss before taxes	(972)		(1,259)		(4,378)		(4,200)

Income tax benefit	343		474		1,620		1,571

Net loss	$(629)		$(785)		$(2,758)		$(2,629)

Basic net loss per common share	$(0.12)		$(0.15)		$(0.54)		$(0.52)

Diluted net loss per common share	$(0.12)		$(0.15)		$(0.54)		$(0.52)

Weighted average common shares outstanding
for computation of basic per share results	5,128		5,103		5,126		5,101

Weighted average common shares outstanding
for computation of diluted per share results	5,128		5,103		5,126		5,101

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.5 million and $1.6 million in the 2011 and 2010 second quarters, respectively, and $3.1 million in both the 2011 and 2010 six month periods.

(2) Includes $0.3 million of expense associated with the acquisition of a 120,000 square foot industrial building in the 2010 first quarter.

(3) Includes a net credit of approximately $0.2 million, reflecting: (a) a credit of approximately $0.3 million to reduce the charge of approximately $0.6 million recorded in the first quarter for the estimated number of plants that became unsaleable from the collapse this past winter, due to snow load, of some of the hoop houses in which the plants were stored because the actual number of plants that became unsaleable was lower than previously estimated; partially offset by (b) a charge of approximately $0.1 million for certain starter plants that were lost due to a disease issue.

(4) Includes a charge of approximately $0.4 million for plants that became unsalable, reflecting: (a) approximately $0.3 million for plants that became unsaleable due to the collapse this past winter, due to snow load, of some of Imperial's hoop houses in which the plants were stored; and (b) approximately $0.1 million for certain starter plants that were lost due to a disease issue. There were no charges recorded for the damaged hoop houses because they were fully depreciated prior to fiscal 2011. The 2011 six month results for Imperial also includes a $0.2 million gain from insurance recovery, reflecting the initial insurance proceeds received for the damaged hoop houses. Imperial continues to work with its insurance carrier to obtain additional recoveries for the losses incurred, and while Imperial believes that additional recoveries are likely to be received, they are not assured at this time. Additional gain from insurance recoveries would be recorded when it becomes probable that such additional insurance proceeds will be received.